SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM  8-K
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PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2010

HARLEYSVILLE GROUP INC.
(Exact name of registrant as specified in its charter)
Delaware	0-14697	51-0241172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 256-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01.  Entry into a Material Definitive Agreement.

On December 2, 2010, Harleysville Group Inc. (the “Company”) issued a press release reporting an amendment to its intercompany pooling agreement related to its workers compensation business, effective January 1, 2011. The amendment establishes that the financial results associated with workers compensation business for accident years 2011 and following will be retained 100 percent by Harleysville Mutual Insurance Company. At the same time, the financial results of prior accident years will continue to be shared between Harleysville Group and Harleysville Mutual under the existing pool participations.

As a result of this amendment, Harleysville Group Inc.’s insurance subsidiaries will transfer cash and investments to Harleysville Mutual in the estimated total amount of $33 million related to the transfer of the unearned premium liability on the workers compensation business as of January 1, 2011.

The amendment was approved by the Harleysville Group/Harleysville Mutual Coordinating Committee, and ratified by each company’s full board of directors. The amendment also was approved by all of the applicable domiciliary state insurance departments.

A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  A copy of the amendment to the pooling agreement will be filed as an exhibit to the Company’s next periodic report filed pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC.
Registrant

Date: December 3, 2010	By:	/s/ ROBERT A. KAUFFMAN
Robert A. Kauffman Senior Vice President, Secretary, General Counsel & Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press release of Harleysville Group Inc., dated Dec. 2, 2010.

Filed herewith.